Exhibit 3.1


                      INNKEEPERS USA TRUST

                     ARTICLES SUPPLEMENTARY

     8.625% SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES
            (liquidation preference $25.00 per share)


     Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     Under a power contained in Article VI of the Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), the Board of Trustees of the Company (the "Board of Trustees"), by resolution duly adopted at a meeting duly called and held on May 6, 1998, classified and designated 4,880,000 Preferred Shares (as defined in the Declaration of Trust) as 8.625% Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, shall be deemed to be part of Article VI of the Declaration of Trust:

     8.625% SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES

                    A.   CERTAIN DEFINITIONS.

     Unless the context otherwise requires, the terms defined in this Paragraph A shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     "Benefit Plan Investor" means (i) an employee benefit plan (as defined by Section 3(3) of ERISA), whether or not it is subject to Title I of ERISA; (ii) a plan as described in Section 4975 of the Code; (iii) an entity whose underlying assets include the assets of any plan described in clause (i) or (ii) by reason of the plan's investment in such entity (including but not limited to an insurance company general account); or (iv) an entity that otherwise constitutes a "benefit plan investor" within the meaning of the Plan Asset Regulation.

     "Board of Trustees" shall mean the Board of Trustees of the Company or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series A
Preferred Shares.

     "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of the Company.

     "Constituent Person" shall have the meaning set forth in subsection (e) of subparagraph (7) of paragraph B.

     "Conversion Price" shall mean the conversion price per Common Share at which the Series A Preferred Shares are convertible into Common Shares, as such Conversion Price may be adjusted pursuant to subparagraph (7) of paragraph B. The initial Conversion Price shall be $16.8794 (equivalent to a conversion rate of 1.4811 Common Shares for each Series A Preferred Share).

     "Current Market Price" of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Company or the Board of Trustees or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Company or the Board of Trustees, which determination shall be final, conclusive and binding.

     "Distribution Payment Date" shall have the meaning set forth in subparagraph (3) of paragraph B.

     "Distribution Period" shall have the meaning set forth in subparagraph (3) of paragraph B.

     "Dividend Ratchet Amount" shall mean for any calendar quarter, the cash distribution (exclusive of non-regular dividends such as a special capital gain distribution) payable on the number of Common Shares (or portions thereof) into which each Series A Preferred Share is then convertible (i.e., an amount equal to the number of Common Shares (or portions thereof) into which one Series A Preferred Share is convertible multiplied by the cash distribution (exclusive of non-regular dividends) declared per Common Share for such quarter).

     "Fair Market Value" shall mean the fair market value as determined in good faith at the sole discretion of the Chief
Executive Officer or the Board of Trustees, which determination shall be final, conclusive and binding.

     "Issue Date" shall mean the first date on which Series A
Preferred Shares are issued and sold.

     "Junior Shares" shall have the meaning set forth in subparagraph (2) of paragraph B.

     "Non-Electing Share" shall have the meaning set forth in subsection (e) of subparagraph (7) of paragraph B.

     "Ownership Limitation" means the limitation on ownership of the Company's shares of beneficial interest (or deemed ownership by virtue of the attribution provisions of the Code) set forth in
Article VII of the Declaration of Trust.

     "Parity Shares" shall have the meaning set forth in subparagraph (2) of paragraph B.

     "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in
Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include EVEREN Securities, Inc. in its capacity as initial purchaser of the Series A Preferred Shares provided that the ownership of Series A Preferred Shares by EVEREN Securities, Inc. would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code or otherwise result in the Company failing to qualify as a REIT or result in the Company's assets being deemed "plan assets" as defined under the Plan Asset Regulation.

     "Plan Asset Regulation" means the plan asset regulation promulgated by the Department of Labor under ERISA at 29 C.F.R.
2510.3-101.

     "Plan Assets" means "plan assets" as defined in the Plan
Asset Regulation.

     "Preferred Shares" shall mean preferred shares of beneficial interest, $.01 par value per share, of the Company.

     "Record Date" shall have the meaning set forth in subparagraph (3) of paragraph B.

     "Redemption Price" shall equal $25.00 per share, plus dividends accrued and unpaid to the redemption date (whether or not declared) without interest, or such other amount referred to in subparagraph (5)(d) of paragraph B.

     "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

     "Securities" shall have the meaning set forth in subsection
(d)(iii) of subparagraph (7) of paragraph B.

     "Series A Preferred Shares" shall mean the Company's 8.625%
Series A Cumulative Convertible Preferred Shares of beneficial interest, $.01 par value per share, liquidation preference $25.00 per share.

     "Series A Preferred Shares Redemption Date" shall have the meaning set forth in subsection (e) of subparagraph (5) of paragraph B hereof.

     "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distributions by the Board of Trustees, the allocation of funds to be paid on any class or series of shares of beneficial interest; provided, however, that if any funds for any class or series of Junior Shares or any Parity Shares are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Shares-in-Trust" means the designation placed upon shares of beneficial interest of the Company as set forth in Article VII of the Declaration of Trust.

     "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

     "Transaction" shall have the meaning set forth in subsection
(e) of subparagraph (7) of paragraph B hereof.

     "Transfer Agent" means Harris Trust and Savings Bank,
Chicago, Illinois or such other agent or agents of the Company as may be designated by the Board of Trustees or their designee as the transfer agent for the Series A Preferred Shares.

     "25% Threshold" means ownership by Benefit Plan Investors, in the aggregate, of 25% or more of the value of any class of equity interest in the Company (calculated by excluding the value of any interest held by any person, other than a Benefit Plan Investor, who has discretionary authority or control with respect to the assets of the Company or any person who provides investment advice to the Company for a fee (direct or indirect) with respect to such assets, or any affiliate of such person).



                 B.   SERIES A PREFERRED SHARES

(1) Number.

     The maximum number of shares of the Series A Preferred
Shares shall be 4,880,000.

(2) Relative Seniority.

     In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Shares shall rank pari passu with any other preferred
shares of beneficial interest of the Company   (the "Parity
Shares"), and will rank senior to the Common Shares and any other class or series of shares of beneficial interest of the Company ranking, as to distributions and upon liquidation, junior to the Parity Shares (collectively, the "Junior Shares").

(3) Distributions.

     The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when, and as authorized and declared by the Board of Trustees out of any funds legally available therefor, cumulative cash distributions in an amount per share equal to the greater of (i) $0.53906 per quarter (equal to a rate of 8.625% of the $25.00 liquidation preference (the "Liquidation Preference") per annum) or (ii) the Dividend Ratchet Amount. Quarterly dividends on the Series A Preferred Shares are payable as authorized by the Board of Trustees, or if not authorized, on the fourth Tuesday of January, April, July and October of each year, commencing on or about July 28, 1998 (each such day being hereinafter called a "Distribution Payment Date" and each period ending on a Distribution Payment Date being hereinafter called a "Distribution Period"), with respect to each Distribution Period, to shareholders of record as they appear on the share transfer records of the Company at the close of business on the dividend record dates authorized by the Board of Trustees, or if none are authorized, on the last Friday of December, March, June and September (each, a "Record Date"). The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period greater or less than a full calendar quarter shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Distributions on each Series A Preferred Share shall accrue and be cumulative from and including the date of original issue thereof, whether or not
(i) distributions on such shares are earned or declared or (ii) on any Distribution Payment Date there shall be funds legally available for the payment of distributions. Distributions paid on the Series A Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Distributions on account of any arrearage for any past Distribution Periods may be declared and paid at any time, without reference to any regular distribution, as may be fixed by the Board of Trustees.

     The amount of any distributions accrued on any Series A Preferred Shares at any Distribution Payment Date shall be the amount of any unpaid distributions accumulated thereon through and during such Distribution Period, to and including such Distribution Payment Date, whether or not earned or declared, and the amount of distributions accrued on any Series A Preferred Shares at any date other than a Distribution Payment Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Distribution Payment Date, whether or not earned or declared. Accrued but unpaid distributions will not bear interest and the holders of the Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described herein.

     If any Series A Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any other class or series of Parity Shares or Junior Shares for any period unless full cumulative distributions have been declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment on the Series A Preferred Shares for all past distribution periods and the then current distribution period. If distributions are not paid in full, or not declared in full and a sum sufficient for such full payment is not set apart for payment thereof, upon the Series A Preferred Shares and any class or series of Parity Shares, no distributions may be paid on Junior Shares and all distributions declared upon Series A Preferred Shares and upon any other class or series of Parity Shares shall be paid or declared pro rata so that in all cases the amount of distributions paid or declared per share on the Series A Preferred Shares and Parity Shares shall bear to each other the same ratio that accumulated distributions per share, including distributions accrued or in arrears, if any, on the Series A Preferred Shares and Parity Shares bear to each other. Except as provided in the preceding sentence, unless full cumulative distributions on the Series A Preferred Shares have been paid or declared and a sum sufficient for such full payment set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions in shares of Common Shares or in any other Junior Shares) shall be declared or paid or set apart for payment or other distribution upon the Company's Common Shares, or, except as provided above, on any other Junior Shares or Parity Shares, nor shall any Common Shares or any other Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company (except by conversion into or exchange for Junior Shares and except in connection with any redemption of units of partnership interest of subsidiary partnerships which units are redeemable for Common Shares, cash, or other securities of the Company). Holders of the Series A Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares of beneficial interest, in excess of full accrued and cumulative distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series A Preferred Shares that may be in arrears.

     Except as provided in these Articles Supplementary, the Series A Preferred Shares shall not be entitled to participate in the earnings or assets of the Company.

(4) Liquidation Preference.

     (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Series A Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $25.00 per Series A Preferred Share, plus accrued and unpaid distributions thereon.

     (b) After the payment to the holders of the Series A Preferred Shares of the full preferential amounts provided for in this paragraph B, the holders of the Series A Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

     (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the preference amounts payable with respect to the Series A Preferred Shares and any Parity Shares are not paid in full, no payment will be made to any holder of Junior Shares and the holders of the Series A Preferred Shares and of such Parity Shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts provided for in this paragraph B to which they are entitled.

     (d) Neither (i) the sale or transfer of all or substantially all the property or business of the Company; (ii) a statutory share exchange by the Company; (iii) nor the merger or consolidation of the Company into or with any other entity or the merger or consolidation of any other entity into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph B.

     (e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Company or otherwise, is permitted under Maryland law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares will not be added to the Company's total liabilities.

(5) Redemption at the Option of the Company.

     (a) Subject to paragraph (c), and except as the Board of Trustees deems necessary to protect the Company's status as a REIT or to prevent the Company's assets from being deemed "plan assets" under the Plan Asset Regulation, pursuant to paragraph B(9), the Series A Preferred Shares shall not be redeemable by the Company prior to May 18, 2003. On and after May 18, 2003, the Company, at its option, may redeem the Series A Preferred Shares, in whole or in part, as set forth herein, subject to the provisions described below.

     (b) On and after May 18, 2003 and upon giving of notice as provided below, the Series A Preferred Shares may be redeemed at the option of the Company, in whole or from time to time in part, at the Redemption Price, payable at the Company's option in (i) Common Shares, equal in number to the Redemption Price divided by the average of the closing prices of the Common Shares on the NYSE for the ten (10) Trading Days prior to the business day that immediately precedes the date fixed for redemption, or (ii) cash. Fractional shares will not be issued upon redemption of the Series A Preferred Shares, but, in lieu thereof, the Company will pay a cash adjustment based on the average of the closing prices of the Common Shares on the ten (10) Trading Days prior to the business day immediately preceding the date fixed for redemption.

     (c) If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Company's Board of Trustees in its sole discretion. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series A Preferred Shares would own shares of beneficial interest in excess of the Ownership Limitation, because such holder's Series A Preferred Shares were not redeemed, or were only redeemed in part, then, except in certain instances, the Company will redeem the requisite number of Series A Preferred Shares of such holder such that he will not own shares of beneficial interest in excess of the Ownership Limitation subsequent to such redemption. A new certificate shall be issued representing any unredeemed Series A Preferred Shares without cost to the holder thereof.

     (d) At any time prior to such time, if ever, as the Series A Preferred Shares qualify as a "publicly offered security" under the Plan Asset Regulation, or qualify for another exception from the "look-through" rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), if the Company determines that, as a result of transfers, conversions or otherwise, Benefit Plan Investors own 20% of the aggregate number of outstanding Series A Preferred Shares (excluding for this purpose any shares held by persons exercising investment management authority over the assets of the Company or providing investment advice for a fee with respect to such assets and any affiliates of such persons), the Company will have the right to cause any number of Series A Preferred Shares that are held by Benefit Plan Investors to be redeemed so that following such redemption Benefit Plan Investors own less than 25% of the outstanding Series A Preferred Shares (but in no event may such redemptions reduce Benefit Plan Investor ownership to less than 20% of the Series A Preferred Shares) (excluding for this purpose any shares held by persons exercising investment management authority over the assets of the Company or providing investment advice for a fee with respect to such assets and any affiliates of such persons). Any such redemption will follow the redemption procedures set forth herein, except that the Redemption Date may be fewer than 30 days after the first notice of redemption to the extent necessary to prevent the Company's assets from being deemed Plan Assets and the Redemption Price shall be the Fair Market Value of such Series A Preferred Shares. If fewer than all the outstanding Series A Preferred Shares that are held by Benefit Plan Investors are to be redeemed, the number of Series A Preferred Shares to be redeemed will be determined by the Board of Trustees and such shares will be redeemed on a pro-rata basis from the holders of such shares that are Benefit Plan Investors in proportion to the number of Series A Preferred Shares held by such holders or by any other method as may be determined by the Board of Trustees in its sole discretion.

     (e) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date fixed for redemption. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Company. The notice provided shall state the Company's election to redeem such shares, stating (i) the date fixed for redemption thereof (the "Series A Preferred Shares Redemption Date"), (ii) the redemption price, (iii) the number of shares to be redeemed (and, if fewer than all the Series A Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the Series A Preferred Share certificates are to be surrendered for payment, (v) that distributions on the Series A Preferred Shares will cease to accrue on the specified redemption date and (vi) the date on which such holder's conversion rights as to the Series A Preferred Shares shall terminate.

     (f) On or after the Series A Preferred Shares Redemption Date, each holder of Series A Preferred Shares to be redeemed must present and surrender his Series A Preferred Share certificate(s) to the Company at the place designated in such notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such Series A Preferred Share certificate(s) as the owner thereof and each such Series A Preferred Share certificate(s) surrendered will be canceled. From and after the Series A Preferred Shares Redemption Date (unless the Company defaults in payment of the redemption price), all distributions on the Series A Preferred Shares designated for redemption in such notice will cease to accrue and all rights of the holders thereof (including conversion rights), except the right to receive the redemption price thereof (including all accrued and unpaid distributions up to the Series A Preferred Shares Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with the consent of the Company) in the share transfer records of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to the Series A Preferred Shares Redemption Date, may irrevocably deposit the Redemption Price of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the Series A Preferred Shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) call upon such holders to surrender the Series A Preferred Share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Series A Preferred Shares Redemption Date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the Series A Preferred Shares Redemption Date will be returned by such bank or trust company to the Company.

     (g) Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series A Preferred Shares for all past Distribution Periods and the then current Distribution Period have been paid, or declared and a sum sufficient for the payment thereof set apart for payment, (i) no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares (A) pursuant to subparagraphs (5)(d) and (9) of paragraph B or (B) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series
          A Preferred Shares, and, (ii) the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to distribution rights and liquidation preference).

     (h) The holders of Series A Preferred Shares at the close of business on a Record Date will be entitled to receive the distribution payable with respect to such Series A Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Record Date and the corresponding Distribution Payment Date or the Company's default in the payment of the distribution due. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares which have been called for redemption.

     (i) The Company covenants that any Common Shares issued upon redemption of the Series A Preferred Shares shall be validly issued, fully paid and nonassessable. The Company shall use its reasonable best efforts to list the Common Shares required to be delivered upon redemption of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

     (j) The Series A Preferred Shares have no stated maturity date and are not subject to any sinking fund or mandatory redemption provisions.

(6) Reclassification of Converted Shares; Shares to be Retired.

     (a) All Series A Preferred Shares which shall have been converted pursuant to paragraph B(7) herein shall automatically be reclassified as Common Shares. The number of Common Shares issuable upon conversion shall be determined in accordance with paragraph B(7) hereof.

     (b) All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series.

(7) Conversion.

          Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

     (a) Subject to and upon compliance with the provisions of this subparagraph (7), a holder of Series A Preferred Shares shall have the right, at his option, at any time to convert such shares into the number of fully paid and nonassessable Common Shares obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of subsection (b) of this subparagraph (7)) by surrendering such shares to be converted, such surrender to be made in the manner provided in subsection (b) of this subparagraph (7); provided, however, that the right to convert shares called for redemption pursuant to subparagraph (5) shall terminate at the close of business on the Series A Preferred Shares Redemption Date fixed for such redemption, unless the Company shall default in making payment of any amounts payable upon such redemption under subparagraph (5) hereof.

     (b) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate evidencing such share, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent, accompanied by written notice to the Company that the holder thereof elects to convert such Series A Preferred Share. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

          Holders of Series A Preferred Shares at the close of business on a Record Date shall be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such Record Date and prior to such Distribution Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Series A Preferred Shares Redemption Date during such period or coinciding with such Distribution Payment Date, such Series A Preferred Shares being entitled to such distribution on the Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of Series A Preferred Shares on a Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Distribution Payment Date will receive the distribution payable by the Company on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series A Preferred Shares for conversion. The Company shall make further payment or allowance for, and a converting holder shall be entitled to, unpaid distributions in arrears (excluding the then-current quarter) on converted shares and for distributions on the Common Shares issued upon such conversion.

          As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this subparagraph (7), and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection (c) of this subparagraph (7). Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates for Series A Preferred Shares have been surrendered and such notice received by the Company.

     (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of Series A Preferred Shares, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

     (d) The Conversion Price shall be adjusted from time to time as follows:

          (i) If the Company shall after the Issue Date (A) make a distribution to holders of any class of shares of beneficial interest of the Company in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of its Common Shares, the Conversion Price shall be adjusted so that the holder of any Series A Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

         (ii) If the Company shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date fixed for such issuance) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share less than the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that could be purchased at the Current Market Price on the date fixed for such determination with the aggregate proceeds to the Company from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the day next following the record date for any such rights, options, or warrants issued (except as provided in subsection (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the Current Market Price, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer of the Company or the Board of Trustees whose decision is final, conclusive, and binding. Any adjustment(s) made pursuant to this subsection
              (ii) shall become effective immediately after the opening of business on the Business Day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

        (iii) If the Company shall distribute to all holders of its Common Shares any shares of beneficial interest of the Company (other than Common Shares) or evidence of its indebtedness or assets (including securities or cash, but excluding cash distributions paid out of the total equity applicable to Common Shares, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Company and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subsection
              (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection
              (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the record date described in the immediately following paragraph less the then
              Fair Market Value of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date described in the immediately following paragraph.

              Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in subsection (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of a Security which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a Person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

         (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subparagraph (7) (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this subparagraph (7), the Company shall not be required to make any adjustment to the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under such plan. All calculations under this subparagraph
              (7) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

     (e) If the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares and excluding any transaction as to which subsection (d)(i) of this subparagraph (7) applies (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a "Non-Electing Share") (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (e) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series A Preferred Shares. The provisions of this subsection (e) shall similarly apply to successive Transactions.

     (f)  If:

          (i) the Company shall declare a distribution on the Common Shares other than in cash out of the total equity applicable to Common Shares, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Company and its consolidated subsidiaries available at the time of the declaration of the distribution; or

         (ii) the Company shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

        (iii) there shall be any reclassifications of the Common Shares (other than an event to which subsection
              (d)(i) of this subparagraph (7) applied) or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Company for all or substantially all of its outstanding Common
              Shares, or the sale or transfer of all or substantially all of the assets of the Company as an entity and for which approval of any shareholder of the Company is required; or

        (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company;

     then the Company shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series A Preferred Shares at their addresses as shown on the share records of the Company, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Shares of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subparagraph (7).

     (g) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series A Preferred Share at such holder's last address as shown on the share records of the Company.

     (h) In any case in which subsection (d) of this subparagraph (7) provides that an adjustment shall become effective on the date next following the record date for an event, the Company may defer until the occurrence of such event (I) issuing to the holder of any Series A Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and
          (II) fractionalizing any Series A Preferred Share and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (c) of this subparagraph (7).

     (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this subparagraph (7). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subparagraph (7), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

     (j) If the Company shall take any action affecting the Common Shares, other than an action described in this subparagraph (7), that in the opinion of the Board of Trustees would materially and adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

     (k) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. For purposes of this subsection (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

          The Company covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Company will take any action that, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Price.

          The Company shall use its reasonable best efforts to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

          Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Shares, the Company shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     (l) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

          In addition to the foregoing adjustments, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

(8) Voting Rights.

     Except as provided below, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of trustees or for any other purpose or otherwise to participate in any action taken by the Company or the shareholders thereof, or to receive notice of any meeting of shareholders.

     (a) In any matter in which the Series A Preferred Shares are entitled to vote (as expressly provided herein), including any action by written consent, each Series A
          Preferred Share shall be entitled to one vote.

     (b) Whenever distributions on any Series A Preferred Shares or any other Parity Shares shall be in arrears, whether or not earned or declared, for six or more quarterly periods, the holders of the Series A Preferred Shares, voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Parity Shares, or ten percent (10%) of the outstanding Series A Preferred Shares, so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual or special meeting of shareholders. In such case, the entire Board of Trustees of the Company will be increased by two Trustees. Voting rights of the holders of the Series A Preferred Shares shall continue at each subsequent annual meeting until all distributions accumulated on such Series A Preferred Shares for the past Distribution Periods and the then current Distribution Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, at which time the term of the two Trustees elected pursuant to this paragraph shall terminate.

     (c) As long as any Series A Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series A Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
          (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or these Articles Supplementary for the Series A Preferred Shares whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (as determined by the Board of Trustees); provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares (or shares into which the Series A Preferred Shares have been converted in any successor entity to the Company) remain outstanding or, if the Company is not the surviving entity, are converted into a security with substantially identical rights, preferences, privileges and voting power, then the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Shares; and provided further that (x) any increase in the amount of the authorized Preferred Shares or the designation or issuance of any additional Series A Preferred Shares or Parity Shares, or (y) any increase in the amount of authorized Series A Preferred Shares or any other Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds to effect such redemption shall have been deposited in accordance with paragraph 5.

(9) Ownership and Transfer Limitations

     (a) REIT-Related Restrictions. The Ownership and transfer of the Series A Preferred Shares shall be restricted as provided in the Declaration of Trust.

     (b) ERISA-Related Restrictions. No Benefit Plan Investor may acquire Series A Preferred Shares without the Company's prior written consent (which consent may be withheld in the Company's sole and absolute discretion). Prior to the Series A Preferred Shares qualifying as a "publicly-offered security" or the availability of another exception to the "look-through" rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), transfers of Series A Preferred Shares to Benefit Plan Investors that would increase aggregate Benefit Plan Investor ownership of the Series A Preferred Shares above the 25% Threshold will be void ab initio. In addition, in the event that the aggregate number of Series A Preferred Shares owned by Benefit Plan Investors, but for the operation of this sentence, would meet or exceed the 25% Threshold,
          (i) the Series A Preferred Shares held by Benefit Plan Investors shall be deemed to be Shares-in-Trust, pro-rata, to the extent necessary to reduce aggregate Benefit Plan Investor ownership of the Series A Preferred Shares below the 25% Threshold, and (ii) such number of Series A Preferred Shares (rounded up, in the case of each holder, to the nearest whole share) shall be transferred automatically and by operation of law to the Share Trust (as described in Article VII of the Declaration of Trust) to be held in accordance with this subparagraph (9)(b) and otherwise in accordance with Article VII, Section 2 of the Declaration of Trust and (iii) the Benefit Plan Investors previously owning such Shares-in-Trust shall submit such number of Series A Preferred Shares for registration in the name of the Share Trust. Such transfer to a Share Trust and the designation of Series A Preferred Shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the event that otherwise would have caused aggregate Benefit Plan Investor ownership of Series A Preferred Shares to meet or exceed the 25% Threshold.

          Prior to the discovery of the existence of the Share Trust, any transfer of Series A Preferred Shares by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, effective at exactly the time of the transfer to the non-Benefit Plan Investor, automatically and without further action by the Company or the Benefit Plan Investor, to all Benefit Plan Investors (or the transferee, if applicable) pro rata in accordance with the Benefit Plan Investors' prior holdings. After the discovery of the existence of the Share Trust, but prior to the redemption of all discovered Shares-in-Trust and/or the submission of all discovered Shares-in-Trust for registration in the name of the Share Trust, any transfer of Series A Preferred Shares by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, automatically without further action by the Company or the Benefit Plan Investor, to the transferring Benefit Plan Investor (or its transferee, if applicable).

          In the event that any Series A Preferred Shares are deemed "Shares-in-Trust" pursuant to this subparagraph
          (9)(b), the holder shall cease to own any right or interest with respect to such shares and the Company will have the right to redeem such Shares-in-Trust for an amount equal to their Fair Market Value, which proceeds shall be payable to the purported owner. This subparagraph (9)(b) shall cease to apply and all Shares-in-Trust shall cease to be designated as Shares-in-Trust and shall be returned, automatically and by operation of law, to their purported owners, all of which shall occur at such time as the Series A Preferred Shares qualify as a publicly offered security or if another exception to the "look-through" rule under the Plan Asset Regulation applies.

                 C.   EXCLUSION OF OTHER RIGHTS.

     Except as may otherwise be required by law, the Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) and in the Declaration of Trust. The Series A Preferred Shares shall have no preemptive or subscription rights.

                 D.   HEADINGS OF SUBDIVISIONS.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                E.   SEVERABILITY OF PROVISIONS.

     If any voting powers, preferences or relative, participating, optional and other special rights of the Series A Preferred Shares or qualifications, limitations or restrictions thereof set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Shares and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Shares or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series A Preferred Shares or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series A Preferred Shares or qualifications, limitations or restrictions thereof unless so expressed herein.

                         F.   ADOPTION.

     These Articles Supplementary were duly adopted by the Board of Trustees of the Company in the manner and by the vote required by law.

                        * * * * * * * * *

     IN WITNESS WHEREOF, I hereby certify that I, Jeffrey H. Fisher, am the Chairman of the Board and President of Innkeepers USA Trust (the "Company") and that as such, I am authorized to execute and file with the State Department of Assessments and Taxation of Maryland Articles Supplementary (the "Articles Supplementary") on behalf of the Company and I further certify on behalf of the Company that these Articles Supplementary were authorized by the Board of Trustees at a meeting held by such Board of Trustees on May 6, 1998 and are still in full force and effect as of the date hereof. I further certify that my signature to this document is my free act and deed, that to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under penalty for perjury.

                                INNKEEPERS USA TRUST


                                /s/ Jeffrey H. Fisher
                                Name:  Jeffrey H. Fisher
                                Title: Chairman of the Board
                                       and President

     The undersigned, Mark A. Murphy, the General Counsel and Secretary of the Company, hereby certifies that Jeffrey H. Fisher is the Chairman of the Board and President of the Company and that the signature set forth above is his genuine signature.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 15th day of May, 1998.


                                /s/ Mark A. Murphy
                                Name:  Mark A. Murphy
                                Title: General Counsel and
                                       Secretary

     IN WITNESS WHEREOF, I hereby certify that I, Frederic M. Shaw, am the Executive Vice President of Innkeepers USA Trust (the "Company") and that as such, I am authorized to execute and file with the State Department of Assessments and Taxation of Maryland Articles Supplementary (the "Articles Supplementary") on behalf of the Company and I further certify on behalf of the Company that these Articles Supplementary were authorized by the Board of Trustees at a meeting held by such Board of Trustees on May 6, 1998 and are still in full force and effect as of the date hereof. I further certify that my signature to this document is my free act and deed, that to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under penalty for perjury.

                                INNKEEPERS USA TRUST

                                /s/ Frederic M. Shaw
                                Name:  Frederic M. Shaw
                                Title: Executive Vice President

     The undersigned, Mark A. Murphy, the General Counsel and
Secretary of the Company, hereby certifies that Frederic M. Shaw is the Executive Vice President of the Company and that the signature set forth above is his genuine signature.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 15th day of May, 1998.


                                /s/ Mark A. Murphy
                                Name:  Mark A. Murphy
                                Title: General Counsel and
                                       Secretary